EXHIBIT (h) (2)

                              AMENDED AND RESTATED
                      TRANSFER AGENCY AND SERVICE AGREEMENT
                                     BETWEEN
                        MORGAN KEEGAN & COMPANY, INC.
                                       AND
                       MORGAN KEEGAN SELECT FUND, INC.

      This Amended and Restated Transfer Agency and Service Agreement, made this 21st day of August, 2000 (the "Agreement"), by and between Morgan Keegan & Company, Inc. ("Morgan Keegan"), a Tennessee corporation having its principal place of business in Memphis, Tennessee, and Morgan Keegan Select Fund, Inc. (the "Fund"), a Maryland corporation.

      WHEREAS, the Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") with distinct series of shares of common stock (each a "Portfolio" and collectively the "Portfolios"); and

      WHEREAS, the shares of each Portfolio may be further divided into separate classes (each a "Class"); and

      WHEREAS, the Fund wishes to retain Morgan Keegan to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to each Portfolio listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time, and Morgan Keegan wishes to furnish such services.

      NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. APPOINTMENTS. The Fund hereby appoints Morgan Keegan as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent for the Fund and its Portfolios, and Morgan Keegan hereby accepts such appointment and agrees to perform the duties thereof in accordance with the terms and conditions set forth herein.

      2. DOCUMENTATION. The Fund (or the applicable Portfolio, as appropriate) will furnish Morgan Keegan with all documents, certificates, contracts, forms, and opinions that Morgan Keegan, in its discretion, deems necessary or appropriate in connection with the proper performance of its duties hereunder.

      3. AUTHORIZED SHARES. The Fund represents to Morgan Keegan that its Articles of Incorporation permit it to issue 2,000,000,000 full and fractional shares of beneficial interest with par value of $.001, which may be issued in series and classes.

      4.    SERVICES TO BE PERFORMED.

      a) In accordance with the Fund's current Registration Statement (the "Prospectus") and procedures established from time to time by agreement between the Fund and Morgan Keegan, Morgan Keegan shall:

            i. Receive for acceptance, orders for the purchase of shares of each Portfolio, and promptly deliver payment and appropriate documentation therefor to the custodian of the Fund (the "Custodian");

            ii. Pursuant to purchase orders, issue the appropriate number of shares of each Portfolio and Class and hold such shares in the appropriate shareholder account;

            iii. Receive for acceptance, redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

            iv. At the appropriate time as and when the Fund receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming shareholders;

            v. Effect transfers of shares by the shareholders of each Portfolio upon receipt of appropriate instructions;

            vi. Prepare and transmit payments for dividends and distributions declared by the Fund (or a particular Portfolio);

            vii. Maintain records of account for and advise the Fund and its shareholders as to the foregoing; and

            viii. Record  the  issuance  of  shares  of the  Fund  and  maintain pursuant to Securities and Exchange Commission ("SEC") Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized, based upon and provided to it by the Fund, and issued and outstanding. Morgan Keegan shall also provide the Fund on a regular basis with the total number of shares of each Portfolio and Class which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Fund.

      b) In addition to and not in lieu of the services set forth in the above paragraph (a), Morgan Keegan shall: (i) perform all of the customary services of a transfer agent, shareholder servicing agent, registrar, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program); including but not limited to:


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

            maintaining all shareholder accounts, preparing shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing shareholder reports and prospectuses to current shareholders, withholding  taxes on  non-resident  alien  accounts,  preparing and filing U.S.  Treasury  Department  Forms 1099 and other  appropriate forms required with respect to dividends and distributions by federal authorities for all shareholders, preparing and mailing confirmations and statements of account to shareholders for all purchases and redemptions of shares of each Portfolio and other confirmable transactions in shareholders accounts, preparing and mailing activity statements of shareholders, and providing shareholder account information and (ii) provide a system which will enable the Fund to monitor the total number of shares of each Portfolio and each Class thereof sold in each State. The Fund shall
            (i) identify to Morgan Keegan in writing those transactions and assets to be treated as exempt from the blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of Morgan Keegan for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

      c) Procedures applicable to certain of these services described in paragraphs (a) and (b) may be established from time to time by agreement between the Fund and Morgan Keegan and shall be subject to the review and approval of the Fund. The failure of the Fund to establish such procedures with respect to any service shall not in any way diminish the duty and obligation of Morgan Keegan to perform such services hereunder.

      5. RECORD KEEPING AND OTHER INFORMATION. Morgan Keegan shall, commencing on the effective date of this Agreement, create and maintain all necessary shareholder accounting records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), and the Rules thereunder, as amended from time to time. All such records shall be the property of the Fund and shall be available for inspection and use by the Fund. Where applicable, such records shall be maintained by Morgan Keegan for the periods and in the places required by Rule 31a-2 under the 1940 Act.

      6. AUDIT, INSPECTION AND VISITATION. Morgan Keegan shall make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the SEC, the Fund or any person retained by the Fund.

      7. COMPENSATION. Morgan Keegan shall be compensated by the Fund on a monthly basis for the services performed for each Portfolio hereunder, the rate of compensation being set forth in Exhibit B attached hereto and made a part hereof, as such Exhibit B may be amended from time to time. Expenses incurred by Morgan Keegan and not included within Exhibit B hereto shall be reimbursed to Morgan Keegan by the Fund, as appropriate; such expenses may include, but are


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

not limited to, special forms and postage for mailing of said forms. Such charges shall be payable in full upon receipt of billing invoice; in lieu of reimbursing Morgan Keegan for such expenses, the Fund may, in its discretion, directly pay such expenses.

      8. USE OF NAMES. The Fund shall not use the name of Morgan Keegan in any prospectus, sales literature or other material relating to the Fund in any manner not approved prior thereto by Morgan Keegan; provided, however, that Morgan Keegan shall approve all uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a State Securities Commission; and provided further, that in no event shall such approval be unreasonably withheld.

      9. SECURITY. Morgan Keegan represents and warrants that, to the best of its knowledge, the various procedures and systems which Morgan Keegan proposes to implement with regard to safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hour a day restricted access) the Fund's blank checks, records and other data and Morgan Keegan's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will implement them in the manner proposed and make such changes therein from time to time as in its judgment are required for the secure performance of obligations hereunder.

      10. RESPONSIBILITY OF MORGAN KEEGAN; LIMITATION OF LIABILITY. Morgan Keegan shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement, but the Fund shall indemnify and hold Morgan Keegan harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit brought by any person (including a shareholder naming the Fund as a party) other than the Fund arising out of, or in connection with, Morgan Keegan's performance of its obligations hereunder, provided, that Morgan Keegan does not act with bad faith, willful misfeasance, reckless disregard of its obligations and duties, or gross negligence.

      The Fund shall also indemnify and hold Morgan Keegan harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit (except to the extent contributed to by Morgan Keegan's bad faith, willful misfeasance, reckless disregard of its obligations and duties, or gross negligence) resulting from the negligence of the Fund, or Morgan Keegan's acting upon any instructions reasonably believed by it to have been executed or communicated by any person duly authorized by the Fund, or as a result of Morgan Keegan's acting in reliance upon advice reasonably believed by Morgan Keegan to have been given by counsel for the Fund, or as a result of Morgan Keegan's acting in reliance upon any instrument reasonably believed by it to have been genuine and signed, countersigned or executed by the proper person.

      In no event shall Morgan Keegan be liable for indirect, special, or consequential damages (even if Morgan Keegan has been advised of the possibility of such damages) arising from the obligations assumed hereunder and the services provided for by this Agreement, including but not limited to lost profits, loss of use of the shareholder accounting system, cost of capital, cost of substitute facilities, programs or services, downtime costs, or claims of the Fund's shareholders for such damage.



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

      11. FORCE MAJEURE. Morgan Keegan shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, Morgan Keegan shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

      12. AMENDMENTS. Morgan Keegan and the Fund shall regularly consult with each other regarding Morgan Keegan's performance of its obligations hereunder. Any change in the Fund's registration statements under the Securities Act of 1933, as amended, or the 1940 Act or in the forms relating to any plan, program or service offered by the Prospectus which would require a change in Morgan Keegan's obligations hereunder shall be subject to Morgan Keegan's approval, which shall not be unreasonably withheld. Neither this Agreement nor any provisions hereof may be changed, waived, discharged, or terminated orally, but only by written instrument which shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

      13. TERM OF AGREEMENT. This Agreement shall become effective as of its execution. Thereafter, the Agreement will be renewed automatically on an annual basis; provided, however, that this Agreement may be terminated at any time by either party upon at least sixty days' prior written notice to the other party and provided further that this Agreement may be terminated immediately at any time for cause either by the Fund or Morgan Keegan. Any such termination shall not affect the rights and obligations of the parties under Paragraphs 10 and 11 hereof. In the event that the Fund designates a successor to any of Morgan Keegan's obligations hereunder, Morgan Keegan shall, at the expense and direction of the Fund, transfer to such successor all relevant books, records and other data of the Fund established or maintained by Morgan Keegan hereunder and shall cooperate in the transfer of such duties and responsibilities, including provision for assistance from Morgan Keegan's cognizant personnel in the establishment of books, records and other data by such successor. Historical records will be transferred in accordance with all then current laws and industry regulations.

      14. MISCELLANEOUS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Maryland. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.




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

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                              MORGAN KEEGAN & COMPANY, INC.




                              By___________________________________
                                     Name:
                                     Title:

                              MORGAN KEEGAN SELECT FUND, INC.



                              By___________________________________
                                     Name:
                                     Title:



















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

                                    EXHIBIT A

      THIS EXHIBIT A, dated as of August 21, 2000, is Exhibit A to that certain Amended and Restated Transfer Agency and Service Agreement between Morgan Keegan & Company, Inc. and Morgan Keegan Select Fund, Inc.

                                   PORTFOLIOS

                      Morgan Keegan Intermediate Bond Fund
                         Morgan Keegan High Income Fund
                         Morgan Keegan Core Equity Fund
                           Morgan Keegan Utility Fund
                       Morgan Keegan Select Financial Fund
                    Morgan Keegan Select Capital Growth Fund

                                    EXHIBIT B

      THIS EXHIBIT B, dated as of August 21, 2000, is Exhibit B to that certain Amended and Restated Transfer Agency and Service Agreement between Morgan Keegan & Company, Inc. and Morgan Keegan Select Fund, Inc.

      For its services under this Transfer Agency and Service Agreement, Morgan Keegan & Company, Inc., is entitled to receive from Morgan Keegan Select Fund, Inc. transfer agency fees as follows:

      MORGAN KEEGAN INTERMEDIATE BOND FUND: an annual fee of $2,000 per month or $24,000 per year until such time as the net assets of the series reaches $20,000,000 or more, at which time the fee will become $2,500 per month or $30,000 per year.

      MORGAN KEEGAN HIGH INCOME FUND: an annual fee of $2,000 per month or $24,000 per year until such time as the net assets of the series reaches $20,000,000 or more, at which time the fee will become $2,500 per month or $30,000 per year.

      MORGAN KEEGAN SELECT CAPITAL GROWTH FUND: an anuual fee of $4,000 per month or $48,000 per year until such time as the net assets of the series reaches $36,000,000 or more, at which time the fee will become $5,000 per month or $60,000 per year.

      MORGAN KEEGAN SELECT FINANCIAL FUND: an annual fee of $2,000 per month or $24,000 per year until such time as the net assets of the series reaches $20,000,000 or more, at which time the fee will become $2,500 per month or $30,000 per year.

      MORGAN KEEGAN CORE EQUITY FUND: an annual fee of $4,000 per month or $48,000 per eyar until such time as the net assets of the series reaches $20,000,000 or more, at which time the fee will become $5,000 per month or $60,000 per year.

      MORGAN KEEGAN CORE EQUITY FUND: an annual fee of $4,000 per month or $48,000 per year until such time as the net assets of the series reaches $20,000,000 or more, at which time the fee will become $5,000 per month or $60,000 per year.















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